MAY 15, 2012 / 02:00PM GMT, VOXX - Q4 2012 Audiovox Corporation Earnings Conference Call

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EDITED TRANSCRIPT
VOXX - Q4 2012 Audiovox Corporation Earnings Conference Call

EVENT DATE/TIME: MAY 15, 2012 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener VOXX International Corp - IR - GW Communications
Pat Lavelle VOXX International Corp - President & CEO
Michael Stoehr VOXX International Corp - SVP and CFO
John Shalam VOXX International Corp - Chairman

CONFERENCE CALL PARTICIPANTS
Matt Spratford Sidoti & Company - Analyst
Mike Malouf Craig-Hallum Capital Group - Analyst
Scott Tilghman Caris & Company - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the VOXX International Corporation fiscal 2012 fourth quarter and year-end conference call. My name is Chris and I will be your conference moderator for today. Presently, all participants are in a listen-only mode. Later, we will facilitate a question-and-answer session.

(Operator Instructions)

And as a reminder, this conference is being recorded for replay purposes. And at this time, I would now like to turn the conference over to your presenter for today, Mr. Glenn Wiener. Sir, you may proceed.

Glenn Wiener - VOXX International Corp - IR - GW Communications

Thank you, Chris, and good morning. Welcome to Audiovox's fiscal 2012 fourth quarter and year-end results conference call. Today's call is being webcast on our website, www.voxxintl.com, and can be accessed in the Investor Relations section. On today's call are Pat Lavelle, President and Chief Executive Officer; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, Chairman of the Board.

Before we begin, I'd quickly like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements are made based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2012.

At this time, I'd like to turn the call over to Pat.

Pat Lavelle - VOXX International Corp - President & CEO

Thank you, Glenn. Good morning, everyone, and thank you for joining us.

My plan today is to focus primarily on our fiscal '12 results and discuss our outlook moving into fiscal 2013, especially now that the Hirschmann acquisition is in the mix. But before doing so, I'd like to cover our fourth quarter numbers, as we met revenue targets and our bottom line came in above forecast.

On our last conference call in January, we guided EBITDA higher because we were confident in achieving our revenue targets and our gross margins were tracking better than anticipated. We also noted there was upside potential to that guidance, which I'm happy to say did materialize. In the fourth quarter, we had a higher than expected shift in our product mix, which was the combination of our results, including the sales of Klipsch, which were not part of our last year's comparisons. And we had an overall mix improvement.

Gross profit was also favorably impacted by the release of unearned market development funds and volume incentive rebates that were the result of some customers not reaching their annual sales targets. These factors combined led to an increase in our gross profit margins above forecast, though overall, our margins continue to trend higher than they were last year. We reported sales of $176.6 million, up over 27%. Our gross margins were 31.5%, up 640 basis points. We reported an $8.9 million improvement in operating income, and our EBITDA was $17.7 million versus $8.3 million in 4Q last year, a $9.4 million increase.

Looking back at the year, I'm proud of what we accomplished. We executed our strategy and built a strong foundation for growth in the coming years. We acquired Klipsch and Hirschmann over a three-month period, two significant acquisitions that have changed the financial makeup of our Company and significantly strengthened our product offering. We expanded distribution, gaining new retail accounts and OEM customers, and grew our footprint internationally. And we continue to shift our product mix into more sustainable growth categories, which should improve our ability to generate consistent returns.

In fiscal '12, our sales were $707.1 million, up almost 26%. This increase was driven by the Klipsch acquisition as well as an increase of 14.2% in our mobile

OEM business year-over-year. Our aftermarket mobile business was up as well, though this was offset by lower sales of fulfillment products, which did not include sales from the discontinued FLO TV program, as well as lower satellite radio sales. The accessories business was virtually flat year-over-year, but we began to see an uptick in sales in the fourth quarter, driven by new product introductions and additional placement at retail. Finally, our international sales are up for all of our operating groups at approximately 18.7% year-over-year.

Our strategy, which I've outlined on past calls and in meetings with many of you, continues to focus on higher-margin product lines in technology-driven categories. To that end, in fiscal '12 we eliminated over $30 million of lower-margin commoditized products from our mix. This, coupled with lower fulfillment sales, the addition of Klipsch premium audio products, and margin improvements across several of our other categories, resulted in gross profit margins of 28.7%, 660 basis points higher than last year.

Moving into fiscal '13, we are expecting higher fulfillment sales, which will likely skew margins down a bit, but result in higher gross profit for the Company. We posted an operating profit of $43.9 million versus $9 million, an improvement of almost $35 million. And we reported earning per diluted share of $1.10 versus $1 last year. But please note that fiscal '12 includes a tax expense of $13.2 million and fiscal '11 included a tax benefit of $10.5 million, a $23.7 million swing.

EBITDA was up $31.8 million to $54.8 million of fiscal '12, and adjusted EBITDA was $58.7 million versus $25.5 million last year. There were some factors which drove EBITDA higher in our fourth quarter, which will not carry forward into fiscal '13, and I'll touch upon that in a moment. And Mike will provide more details for you in regard to certain charges we expect to take in the first quarter related to the Hirschmann acquisition and other factors that will impact EBITDA comparisons for fiscal '12 versus '13.

Our business today is comprised of three main units, and we're focused on growing in each of these areas. Today, we're a $200 million high-end audio Company, with products under the Klipsch, Jamo, Mirage, Energy, Heco, Magnat, and Mac Audio brands. We're the number one premium loudspeaker company in the world. We are the number one in the domestic market in surround-sound and premium home theater sales. We have excellent placement at retail, including the number one position at Best Buy and the number one selling headphone at Apple. We also have leading share at many of the national and independent retail chains.

And we have a strong international presence, with Magnat being the number two supplier in the German market, and extensive distribution throughout Europe of Magnat, Heco, Jamo, and Klipsch. We're a $200 million consumer accessory company, with recognized brands like RCA, Acoustic Research, Terk, Oehlbach, and Schwaiger. We're number one in TV remote controls and TV reception products, and one of the top suppliers of wireless speakers and power products.

You can find our products in virtually every big box store and in a host of independent retailers. We've expanded our distribution beyond those traditional outlets, and you can now find our product at Menards, True Value, Lowe's, Bed, Bath & Beyond, and most recently, Home Depot. Our accessory customers in Europe include Media Markt, Aldi, Saturn, Bauhaus, and a host of others. And finally, we are a $500 million mobile electronics company with approximately $325 million in OEM business through major companies like Ford, GM, Chrysler, Mazda, Toyota, Kia, domestically; and overseas to BMW, Volkswagen, Audi, Daimler, Porsche, Bentley, and more.

Invision and Code are our domestic OEM groups; Incaar and now Hirschmann, our international ones. In the aftermarket, we sell under the Jensen, Audiovox, and Advent brands. Domestically, we hold the number one market position for installed rear seat entertainment. We're a leader in mobile multimedia, and we're the exclusive distributor of Sirius XM satellite radio products in the aftermarket. Internationally, with the addition of Hirschmann, we are the number one supplier of automotive digital TV tuners, and number three in automotive antennas.

Looking to fiscal '13, we're anticipating sales of approximately $900 million. While we have a number of very positive programs and products planned, there are also factors beyond our control that will likely affect our performance; this, making us cautious and conservative in our guidance. The first is the impact of the euro. We have approximately $375 million of international business, of which $330 million is tied to the euro.

During fiscal 2011, the euro averaged for us of approximately 1.40; and more recently has been fluctuating around 1.27 to 1.33. We have seen projections that put the euro in the 1.20 to 1.30 range for the balance of the year. We have based our budget on the euro averaging 1.30, which will mean that growth in euro-based sales will be offset by approximately 8% lower conversion rate. Obviously, if the euro rides above 1.30, there will be some upside to our projections.

Additionally, the combination of the overall decline in the euro zone markets, with seven European economies now in recession, has already resulted in softness at retail. Add to this the surprising first quarter drop in auto sales in China, which had been growing rapidly, and the result is an unsettled marketplace internationally. Domestically, we do not see the economy capable of meaningful and substantial growth in the near term. Job creation remains anemic and home values continue to be depressed, both of which are necessary for personal consumption, which as you know accounts for two-thirds of the market.

As well, we continue our focus on higher-margin products, and have some borderline categories that we are monitoring. We may decide to jettison some of these if margins continued to trend downwards. Changes at this level may curtail top line growth, but often improves our profitability.

As I said, based on these factors, we will be conservative in our projections for fiscal 2013. And if these situations improve, we will then see upside. On the plus side, some of the new products we will release throughout the year will counter the macroeconomic effects I just discussed, and these would include new Klipsch headphones, AirPlay music systems, and all new sound bars, which give our Klipsch group the ability to expand sales. New power charging products, surge and power conditioners, wireless speakers, and the expansion of our personal sound amplifier lines should give a strong lift to our domestic accessory business.

Our recently-introduced location-based services products, seven programs with Qualcomm and Sprint, will add new sales in a new category to our mobile group. And expanded OEM programs with Ford, Nissan, and Bentley for rear-seat entertainment will drive our core OEM business for fiscal 2013. And finally, the addition of Hirschmann will expand our global OEM business with the four major German car manufacturers, and will allow us to participate in the China market, which as you know, has become the largest car market in the world.

In addition to increased revenue with Hirschmann, we expand our technical capabilities, which is crucial for our future growth in the automotive arena. Hirschmann is one of the top suppliers in automotive antennas and has long-standing OEM relationships, some dating back as far as 70 years. They are the number one supplier of digital TV tuners, and the only company that makes mobile DTV tuners that meet all global standards. We believe, with this capability and our existing rear seat entertainment business in the US, we have a first mover advantage when mobile TV hits the US within the next year. Additionally, Hirschmann's alternative antenna solutions group is projected to double sales as we begin to deliver product for the AT&T [mersk] program. Although small today, there is considerable growth potential for intelligent antenna solutions as other carriers come on board.

Fiscal 2013 gross profit margins should be approximately 28%. I believe this is a good barometer for this year, especially given the anticipated increase in our fulfillment programs. Our longer-term goal is to position our product mix so that we can deliver consistent margins at 30% and higher. As for expenses, we will continue to aggressively manage our overhead. However, we will incur additional expenses in 2013 as we position the Company for the future.

During the second quarter, we will begin the installation of the latest version of JD Edwards Oracle ERP system. Once completed, we will convert all domestic operations to this system, which will allow us to operate more efficiently. We will be able to combine warehousing, logistics, and other backend services and functions, which will save considerable operating expense in the years to come. There will be an implementation expense for fiscal 2013, and we expect savings will begin in fiscal 2014 as we start the consolidation process.

We need to maintain competitiveness within our worldwide employee base. Certain benefits that were cut during the recession will come back online this year. We have lifted our four-year wage freeze. These moves are necessary for us to remain competitive, despite the cost associated with it. And based on the slowdown in the Euro zone and the recent election results in France and Greece, we will likely see the euro at the lower end of our expectations. Finally, Mike will address the timing of the Hirschmann acquisition and the foreign exchange impact that has affected both fiscal 2012 and 2013, which will not repeat but nonetheless has an impact.

Again, based on sales, and expense projections as we look to fiscal 2013, I am guiding for $900 million in sales and $62 million to $65 million in EBITDA with upside potential. While our top line projections remain flat year over year, keep in mind that the euro conversion will reduce sales by approximately $26 million alone, and there is another $10 million to $20 million of lower margin commodity business that may be eliminated.

In closing, I would like to say that I remain optimistic in the direction we're heading. The past three acquisitions we've made -- Invision, Klipsch, and Hirschmann -- each added manufacturing capabilities and years of experience in product design, engineering, and innovation. We're a much different Company than we were at this time last year, and while we've taken on some debt, we should be able to generate sustainable cash flow to pay it down within the next five years. Over the next two to three years, I believe these new ventures will play a key role in maintaining growth and increased value for our shareholders.

And with that, I'll now turn the call over to Michael, and then we'll open it up for your questions. Mike?

Michael Stoehr - VOXX International Corp - SVP and CFO

Thanks, Pat. Good morning, everyone.

Consistent with prior quarters, I'll run through our fourth quarter and year-end results and our balance sheet. I'd like to then spend some time discussing our EBITDA and pro forma results for fiscal year '12, and what we anticipate in fiscal year '13, and some of the issues that will impact us, particularly in the first quarter.

Net sales for fiscal 2012 fourth quarter were $176.6 million, as compared to $138.9 million in fiscal 2011 fourth quarter, an increase of 27.1%. Electronics sales were up 32.4% to $136 million, and accessory sales were up 12.3% to $40.6 million. Impacting these increases in electronics were higher sales and mobile audio and Code OEM products; an increase in our international business, particularly in Germany and Venezuela; and the addition of Klipsch sales, which were not part of fiscal 2011 comparisons. Offsetting these increases were lower sales of our commoditized consumer audio/video goods, and declines in fulfillment sales of satellite radio products. Additionally, domestic accessories sales were up slightly, reversing the trend of prior quarters and our international accessory business at Oehlbach and Schwaiger continue to show increases.

As a percentage of net sales, electronics and accessories represented 77% and 23% for fiscal 2012 fourth quarter; and 74% and 26% for last year's comparable period. Net sales for fiscal 2012 were $707.1 million, an increase of $145.4 million or 25.9%, compared to net sales of $561.7 million in fiscal '11. Electronics sales were $561 million, up 35.1%, and accessories sales were $146.1 million, down 0.3%. The primary driver for the increases in electronics was the addition of Klipsch, which represented $169.5 million. Additionally, we experienced increases in our mobile OEM segment, both domestically and abroad, and higher sales internationally across all of our operating units.

Offsetting these increases were lower sales of commoditized consumer AV goods, down approximately $28.6 million. This is in line with our stated strategy of deemphasizing some of our lower-margin product lines. And our satellite radio fulfillment business was down as well, approximately $20.8 million year-over-year. The fulfillment business comparison includes both satellite radio and the discontinued Qualcomm FLO TV program of last year.

Excluding the impact of the Klipsch sales, the offsetting trends in consumer and satellite radio, sales of other product lines such as mobile audio, security, and OEM increased approximately 4.8% for the comparable fiscal years. Our gross profit margins for the comparable fourth quarter periods were 31.5%, as compared to 25.1%, a 640 basis point improvement. For the full year, gross profit margins were 28.7%, an increase of 660 basis points as compared to 22.1%.

The increase in gross profit margins for both the quarter and for full year comparisons was due mainly to the continued shift in our mix. Sales of Klipsch products, which was not part of fiscal '11 results, positively impacted margins, as did lower volume in our consumer business and lower fulfillment sales of percentage of overall mix. Gains in our mobile OEM group positively contributed to the increase as well. Besides product margins, the Company has also experienced improvement in our inventory provisions for obsolescence and warranty, warehousing costs, and improvements in our product return rates year-over-year.

Additionally, the fourth-quarter and year-end gross profit margins include a $1.6 million pickup for the fourth quarter and a $3.7 million pickup year-to-date for the release of unearned market development funds and volume incentive rebates. This impacted fourth-quarter and fiscal year-end gross profit margins by 1% and 0.5% respectively.

We continue to manage our business with gross profit margins in mind, and believe our fiscal year '12 results are a good barometer for margins moving forward. Though consistent with Pat's remarks, we are anticipating higher fulfillment product sales in fiscal year '13 as a result of new businesses, which will bring margins closest to the 28% range moving forward, with a longer-term goal of reaching 30% on a consolidated basis.

Operating expenses for the fourth quarter were $41.8 million, an increase of $11.9 million over the fourth quarter last year. Klipsch accounted for $10.2 million of this increase, and we also had higher costs associated with compensation expenses and professional service fees. These increases were partially offset by reductions in depreciation expense, a benefit related to put options, and other ongoing cost controls throughout our business. For fiscal year 2012, operating expenses were $159.1 million, an increase of $44.2 million over fiscal '11. Again, the bulk of the increase was related to Klipsch, which accounted for $39.2 million of the operating expenses, increased legal fees associated with a patent case, and higher audit fees with the addition of Klipsch. We also released the remainder of the temporary salary reductions at the VP level and below in fiscal 2012.

A few notes in regards to our expense. For fiscal year -- for the fiscal year, professional fees were $7.1 million higher than in fiscal '11. $3.5 million in costs are associated with a patent case, and $2.8 million related to the acquisition costs associated with Hirschmann and with Klipsch. Excluding the impact of Klipsch-related expenses and the increase of professional service fees, our core overhead was essentially flat in both fourth quarter and fiscal year comparisons. We've reinstated some employee-related expenses into a part of the cost reduction plans stemming back from 2009. And we incurred higher marketing expenses associated with trade shows, given the growth in our brand portfolio, and associated with our corporate name change to VOXX International. These increases were partially offset by continued cost control measures we have in place, and we have actively monitoring our expenses to ensure we're operating efficiently and at the same time opportunistically.

We reported operating income of $13.8 million in the fiscal 2012 fourth quarter, versus $4.9 million, an improvement of $8.9 million. Fiscal 2012 operating income was $43.9 million compared to $9 million, an increase of $34.9 million. The increase in operating income was the result of improved margins on our business brought about by the shift in our product mix in line with our plan.

Other income was essentially flat for the comparable fourth quarter periods. In the fiscal year comparison, there was an $8.5 million swing, $5 million in other expenses in fiscal year '12, versus $3.5 million in fiscal '11. The decrease is primarily due to a charge recorded in fiscal '12 in connection with the patent case of approximately $3.6 million, exclusive of interest, a contingent consideration adjustment under ASC 850 of approximately $2 million. Other than temporary impairment of an investment and marketable securities of $1.2 million, the net foreign exchange loss in US dollar denominated asset liabilities in Venezuela of $1.4 million, which was reported in fiscal '11; this was offset by gains of approximately $1.6 million in foreign exchange contracts in the fourth quarter of fiscal '12 related to the Hirschmann acquisition, which I will explain further on in my presentation.

Two points -- fiscal 2012 includes a $5.6 million in interest and bank charges versus $2.6 million last year. Interest and bank charges represent expenses for bank obligations of VOXX International and Audiovox Germany, interest for a capital lease, and the amortization of a debt discount on our credit facility. The increases in fiscal 2012 were primarily due to interest expense, fees and amortization, and deferred financing costs related to our credit facilities [and the] funding for this acquisition.

We recorded a gain in equity income of $4 million associated with our joint venture ASA compared to $2.9 million last year. ASA sales and profitability were up year-over-year. Net income for the 2012 fourth quarter was $10.9 million.

Our earnings per basic and diluted share are $0.47 or $0.46 respectively. This compares to fourth quarter 2011 net income of $17 million. Our earnings per share included approximately $0.75. However, fiscal 2102 fourth quarter includes a tax expense of $3 million as compared to a tax benefit in fiscal 2011 fourth quarter. The normalized tax basis, EPS for fourth-quarter 2011 would have been $0.14 versus $0.46 fully diluted fourth quarter 2012. Similarly, net income for fiscal 2012 was $25.6 million, or earnings per basic share of $1.11, and diluted share of $1.10; versus net income of $23 million, or earnings per share, basic and diluted, of $1 for fiscal 2011.

For the full year comparisons, we recorded a tax expense of $13.2 million in fiscal '12, versus a tax benefit of $10.5 million in fiscal '11, a $23.7 million swing. On a normalized tax basis, EPS for fiscal '11 would have been $0.36, versus $1.10 in fiscal '12 on a fully diluted basis. Our effective tax rate for the fiscal years ended February 29, 2012, and February 28, 2011, was a provision for income taxes of 34%, compared to a benefit of [84.3]% respectively. The effective tax rate in fiscal 2012 differs from the statutory rate due to the state and local taxes, nondeductible expenses, the generation of R&D credits, and the US effect of foreign operations, including tax rate differences in foreign jurisdictions. The effective tax rate in 2011 was lower than the statutory tax rate, as we recorded an income tax benefit as the valuation reserves on a significant portion of our deferred tax assets were released.

We reported EBITDA of $17.7 million for 2012 fiscal fourth quarter, versus $8.3 million in last year's fourth quarter, a $9.4 million improvement. Adjusted fourth quarter EBITDA taking into account Klipsch transaction costs and charges for stock-based compensation, were $19.2 million versus $19.3 million. For fiscal 2012, EBITDA was $54.8 million, versus $23 million, and adjusted EBITDA was $50.7 million versus $25.5 million. For your reference, twelve-month comparisons for adjusted EBITDA includes $2.8 million of acquisition costs versus $1.2 million last fiscal year; and $1.1 million in stock-based compensation versus $1.3 million last year.

Moving to our balance sheet -- operating activities provided net cash of $59.6 million during the 12 months ended February 29, 2012, primarily due to a net income generated from operations. Investing activities used cash of $179.4 million, of which $167.3 million was used for Klipsch acquisition as well as capital expenditures. CapEx totaled $12.4 million for the fiscal year, of which $7.7 million represents the purchase of an operating facility in Venezuela and a $2.2 million acquisition of a facility for our Schwaiger operations in Germany. As of February 29, 2012, we had working capital of $183 million, which includes cash and cash equivalents of $13.6 million, compared to working capital of $258.5 million and cash and short-term investments of $98.6 million. Decrease in cash was primarily related to our Klipsch acquisition.

At fiscal year end, we had a revolving credit facility of $175 million on an asset basis [and home basis]. On March 14, we entered into an amended and restated credit facility with Wells Fargo Bank to fund our purchase of Hirschmann and our ongoing operational needs. This is a senior secured credit facility with no borrowing base of $205 million, which consists of a revolving credit facility of $110 million with a seasonal increase of $20 million and a five-year term loan of $75 million. The new facilities we have entered into, our terms are similar or better to the previous bank facility we had in place to finance Klipsch. Overall, we're paying approximately LIBOR plus 2%; we had borrowed approximately $149 million to fund the Hirschmann deal, and repay the old credit facility on March 14. As of today, the total amount outstanding on our facilities is $141 million. Based on our current forecast, including our cash flow from operation and working capital needs, we will be in a position to pay down the debt in full within five years, if not sooner.

I'd like to focus on our year-end EBITDA guidance for a minute before we open up the call for questions. It's easy to take our non-adjusted fiscal year '12 EBITDA of $54.8 million, add $22 million for Hirschmann and to come up with a model of around $76 million to $77 million for fiscal '13, which is higher than our guidance of $62 million to $65 million. Though, we did acknowledge there is an upside.

There are seven variables that account for our current estimates. One -- partially as a result of the Hirschmann transaction, I'd like to point it out that we would anticipate -- what we will anticipate will occur in the first quarter and in fiscal year '13. The Hirschmann transaction was in euro currency, not in US dollars. As a result, we had to set a budget limit on our actual US dollar costs for the transaction, to set up our bank financing requirements, not only for the acquisition, but financing our operations going forward. To do this, we bought forward foreign exchange contracts to support the estimated goal of $115 million acquisition costs, or a 1.32 euro/dollar rate basis.

This strategy commenced in February, as the Company moved towards closing, though we had little control over the actual firm closing date due to regulatory hurdles. The FX strategy we embarked on did not qualify for hedge accounting, and therefore our forward contracts had to be marked mark-to-market at our financial statement dates. As a result of the time of the actual close, which was March 14, we crossed two quarters. The impact of this was a $1.6 million pre-tax FX gain in the fourth quarter of fiscal '12, and we are expecting a $2.6 million charge in the first quarter of fiscal '13, a $4.2 million swing. Notwithstanding the accounting treatment, we protected the EUR1.32 price and obtained our objective of an acquisition cost of approximately $115 million.

Two -- we have outlined our concern of the strengthening US dollar versus the euro and the impact that this has on our financials. Though we believe in euros, our operations will grow. The shift from average year outstanding of fiscal year of approximately 1.39 to an estimate of 1.30 this year, will have an impact on our EBITDA. Currently, this will impact our operations of Audiovox Germany, Hirschmann, and a portion of Klipsch. We estimate the total impact will be approximately $2.8 million at a 1.30 exchange rate, though this rate has been moving around this morning and it is a little south of that.

Three -- as a result of the Hirschmann acquisition, or any acquisition, the Company must conduct a valuation report under ASC 850. One of the requirements is, we are required under the guidelines to fair value acquired inventory, which may result in a charge to the cost of goods sold of approximately $1 million, which will be accounted for in the upcoming first quarter. This is not an amortization charge; this will be charged to our cost of goods and will affect our EBITDA. It's a non-cash charge.

Four -- as the transaction closed on March 14, we had an additional acquisition-related cost of approximately $500,000 related to Hirschmann, more than we accrued for Klipsch in the comparable year-ago period. The Company is also working now on its valuation models for the acquisition, which requires appraisals of other certain assets; then this could impact amortization expenses moving forward.

Five -- additionally, as Hirschmann was acquired March 14, not March 1, we lost approximately $9 million in annual sales, as we could not pick up the revenue prior to the date of acquisition, which was the 14th of March. The projected variance in EBITDA is approximately $1 million.

Six -- the Company will be reinstating certain employee benefits, such as payroll increases and reinstated matches to our 401(k) program. The total impact to EBITDA is expected to be $2.8 million. As many of you know, we took steps to manage our expenses starting in 2009, and to position our Company when the global markets in our economy were in turmoil. We have had salary freezes in place for more than three years, and many benefits have been curtailed as well. The reinstatement will enable us to retain and attract talent and remain competitive in the job market.

Seven, and lastly -- we are anticipating an increase in advertising spend in fiscal '13 to support new product launches as described by Pat, and new programs. We anticipate the increase will affect our EBITDA by approximately $1 million. In total, this is $13.3 million. So when you look at the comparisons, you'll see that our projections are right in line with our budget for the upcoming year. And again, as Pat mentioned, there is potential for upside.

In closing, our international business has been strong for the past several years, and on a euro basis, we are expecting this growth to continue. Domestically, as both Pat and I have outlined, we're expecting to grow in several product categories, though there are other lower-margin commoditized lines, we may still exit or deemphasize. Our margins should track to plan and come in higher if certain premium audio and mobile OEM programs materialize. And we have a host of new accessory products coming to market along with new partnerships. As you saw through the costs I outlined, note that our first quarter will be impacted significantly by acquisition-related costs and foreign exchange charges. We believe, however, the projections that we have set for this year are attainable, and again, with an upside.

At this time I'll turn the call back to Pat. Pat?

Pat Lavelle - VOXX International Corp - President & CEO

Thank you, Mike. And we can now open it up for questions.
QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Matt Spratford, Sidoti & Company.

Matt Spratford - Sidoti & Company - Analyst

I was wondering if you could give us a little more color on the mobile TV rollout opportunity in the US with Hirschmann.

Pat Lavelle - VOXX International Corp - President & CEO

At this particular point, we are waiting for the broadcasters. And it seems there's a number of groups. One is in MCV, that contains NBC and Fox and some of the other larger stations. They were recently at the CTIA show, and the NAB show where they are starting to bring some products to market. They are looking to start with over 50 markets. We are looking at that at sometime within the next 12 to 18 months where they start rollout.

Matt Spratford - Sidoti & Company - Analyst

Okay. So more and more, that's more of a fiscal '14 concern?

Pat Lavelle - VOXX International Corp - President & CEO

Yes. Absolutely.

Matt Spratford - Sidoti & Company - Analyst

Okay. And then I just -- I was wondering if you could give us a little bit of an idea just on the scope of Hirschmann's [at] China or Asia operations?

Pat Lavelle - VOXX International Corp - President & CEO

Well, the -- they supply products to Audi, Mercedes, VW, that go on the cars that are sold in China. So to the extent of the sales of each one of those different car manufacturers, we do have sales in China based on what they're doing. And obviously, the premium car manufacturers are enjoying some very, very good business in China. That is expected to grow and therefore, our business relating to China is slated to grow.

The other thing is is that the penetration rate that we see on a digital TV tuner in a high-end vehicle is much greater than you would see in Europe or in the United States, primarily driven by the fact that when you get into a high-end vehicle in China, it's either an executive, and owner of a company, or a high position public employee that is driving. And if you've been to China, you will see many of them do not drive. They have drivers, and they would sit in the backseat. So therefore, there is a higher penetration rate for digital TV tuners in China than the other markets. So that is helping to drive sales of their DTV tuners.

Matt Spratford - Sidoti & Company - Analyst

Great. Thanks, Pat. It's really helpful. Just in terms of the overall sort of international exposure, I was wondering if you could give us just a general idea of the rough composition of that.

Pat Lavelle - VOXX International Corp - President & CEO

Well, I -- we averaged approximately 140 last year. And today, it hit 127. It's going to bounce around. It was only 132 the other day. So we think that it will somewhere settle in around 130. That will have an impact on our conversion rates, so when we convert sales and convert profits, they will be converted at a lower number.

But more importantly is the slowdown in Europe. It's a little bit deeper I think than many economists had expected. And we are starting to feel that softness at retail. Although car business coming out of Europe for the manufacturers that we are selling is slated to be strong worldwide. We do have significant retail business of our high end speakers and other after market products that we feel that the economic state there will impact.

Matt Spratford - Sidoti & Company - Analyst

Got you. Just in terms of Hirschmann, can you give us a rough idea of where their sales fall in terms of international territories?

Pat Lavelle - VOXX International Corp - President & CEO

I'd have to look deeper, Matt. But again, their sales will fall where, let's say, Daimler, Mercedes, Audi, are selling cars. So whatever market they fall into, the United States, they fall into Europe, Japan, South Korea, wherever their cars are sold.

So what we obviously look at is the two strongest markets that they are selling into is the United States, and we are expected to see approximately $14.4 million in cars and trucks sold in the United States. So we think that the car manufacturers will have good activity in the US, and even though everybody was surprised by the drop in sales in the China car market for the first quarter, I don't think there's a car executive that does not look at China has being the growth story for them over the next decade.

Matt Spratford - Sidoti & Company - Analyst

Makes sense. Just in terms of Hirschmann's operating margins, I was wondering if you could maybe give us a little clarity on that as well.

Pat Lavelle - VOXX International Corp - President & CEO

Mike, do you want to -- do you have those numbers?

Michael Stoehr - VOXX International Corp - SVP and CFO

They're really -- the operating margins of Hirschmann are in -- consistent, a little bit higher than we do have with Invision.

Pat Lavelle - VOXX International Corp - President & CEO

Right now, when I look at them, I look at from their profitability standpoint and gross profit where they are. As I've indicated, one of the -- the things that we try and accomplish in any acquisition is improve our margins. And with us being at 28.7 without saying, they are helping to improve that number because they do market product at a higher number.

Matt Spratford - Sidoti & Company - Analyst

That makes sense. Thanks, guys. That's it for me.

Michael Stoehr - VOXX International Corp - SVP and CFO

This is Michael speaking for a second. I just want to make a correction. When we gave the adjusted EBITDA for fourth quarter of [70] 2012 versus 2011, it was $19.3 million versus $9.3 million, not $19.3 million.

Matt Spratford - Sidoti & Company - Analyst

Okay.

Operator

Mike Malouf, Craig-Hallum.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Let me start off with gross margins just a little bit to try to understand those numbers. Now if I take a look at fulfillment, obviously it's going to be a little bit up this year versus last year. But it certainly going to be down as a percentage of revenues given the Hirschmann acquisition. And I think you just talked about Hirschmann being higher on a gross margin basis. So I'm just wondering why would gross margins be down year-over-year, even when accounting for, say, some of the one-time things that hit the fourth quarter.

Pat Lavelle - VOXX International Corp - President & CEO

Well, the thing is that we don't anticipate that we would repeat -- coming into this Christmas, we have a lot of programs that we start the year with, and we maintain our market development funds and our volume incentive rebates. We did have a number of customers miss them for the quarter, so that impacted the quarter. Actually, they miss them for the year but we don't know that until the fourth quarter.

But really, when we look at it, with the addition of our some of our new fulfillment programs, the programs that we have with Qualcomm, when we look at the 2.0 that Sirius XM has introduced, we are anticipating an increase in our fulfillment sales, which will pull down some of the top line margins. When I look at Hirschmann, they meet our criteria, but they are not pulling up the numbers by 5% or 6% over where we are. So I think when we look at the margins where we are, if we don't get a repeat of releases and things like that, I think 28 for this year is a good barometer.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay. And can you give us a little bit of color on the seasonality of Klipsch?

Pat Lavelle - VOXX International Corp - President & CEO

Klipsch 's seasonality is the typical that you would find in the retail business. They gear up being for the -- which would be our third and fourth quarter, because our fourth quarter starts in December. They have some big Christmas sales. And then during the first quarter, it tails off. Summer is not as strong as the other quarters, because there's a lot of people going away and stuff like that. But we start to ramp up September timeframe, and run pretty strong pretty much right through January.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay. And then with regards to the wire or to the antenna TVs here in the US, can you give us a size of -- or a sense of what size that market could be over the next three years? I know we talked about it only starting in 2014, but how big can this market be relative to, say, Europe?

Pat Lavelle - VOXX International Corp - President & CEO

Well, when we -- relative to Europe, once we get the program started in the United States, my feeling is is that it would be a bigger market than Europe. We generally enjoy a higher penetration rate of rear seat entertainment in the United States than they do in Europe, based upon the distances and the type of vehicles that Americans enjoy. So we're -- we believe the market is bigger there. As far as antennas, we don't -- we certainly don't have every antenna that's in, let's say, a Mercedes, but we have a number of different antennas in there and depending on how well they do, we'll -- they sell more cars in the United States. We will sell more antennas.

The other business that is interesting is our alternative antenna business. And that is right now primarily a US opportunity. We've got a program with AT&T where we are the technology supplier for the smart antenna. And they are out marketing these antennas to the different overseas carriers to place on their containers. We've got a program with Maersk and we believe based on the success of that program, we would be able to ramp that up. Where does that take us in sales? It could be substantial. But it's very early in the game at this point.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Are those antennas basically terrestrial based, or is there -- are they dual mode with, say, satellites?

Pat Lavelle - VOXX International Corp - President & CEO

No. They are based on GPS. So these antennas are the antennas that they would use to locate a missing container worldwide.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay. Great. And then one last question. Can you talk a little bit about the sales number for next year at $900 million that you used in your guidance? Does that include the $9 million to $10 million potential elimination of lower margin consumer products, because you said you may do that. So I'm just wondering is that in your guidance?

Pat Lavelle - VOXX International Corp - President & CEO

No. We're basically -- that's something that we will look at as we go through the year. If we don't like the margins that we see coming in or some of the new projects that we compete on do not meet some of the margin criteria that we have, we probably will not quote or decide to exit that particular category. But that's something that we're going to play by ear as we go through the year. We certainly are going to do everything that we can to achieve $900 million in sales or better.

And like I said, there's a lot of other things that can affect that. The euro alone is hitting it quite hard, but we'll manage that situation so that we can get to that $900 million. It's something that obviously it's a target out there for us that we want to achieve.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay. Great. And I'm sorry. One more follow-up. With regards to the acquisition costs, I know that you have some write-ups of inventory associated with the Hirschmann acquisition. But below the gross profit line, what are the expectations for integration and acquisition costs?

Pat Lavelle - VOXX International Corp - President & CEO

For what we talked about with the ERP system and things like that, or with Hirschmann?

Mike Malouf - Craig-Hallum Capital Group - Analyst

With both, actually.

Pat Lavelle - VOXX International Corp - President & CEO

Synergies within Hirschmann, because they are very unique in what they do, we don't see a lot in any of the backend stuff, because they have plants in Germany and in Hungary. We do see, and in fact we are having meetings with them here today in Florida, because we do see shared opportunities with the OEMs, based on what they do and what we do. The synergies that we see with the implementation of the new ERP system, it will allow us to consolidate and eliminate some of the duplication that we have that exists within the acquired groups. That could be over a period of time, anywhere from $3 million to $5 million in savings.

Michael Stoehr - VOXX International Corp - SVP and CFO

Right. This is Mike Stoehr speaking. The system that Pat is talking about, this is not a brand new installation. This is an upgrade of the system that we have had, we are just going to a next release. So it's not that we have to invest tens of millions of dollars to get to the thing operating.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay. That's helpful. And then integration costs associated with the acquisition, or acquisition costs?

Michael Stoehr - VOXX International Corp - SVP and CFO

Well, the acquisition cost with Hirschmann is really driven by the 850 accounting that we have to do. And right now you we're in value what -- you have to value -- and what that requires is a company to value your customer relationships, patents, fixed assets, leases, workforce. Many of that centers around amortization and depreciation. [Okay.] Hirschmann was a real true one, tier one manufacturer and they had finished goods which required us to value up the inventory and charge the cost of goods for that on the [rating].

Mike Malouf - Craig-Hallum Capital Group - Analyst

I understand that is amortization expense associated with the goodwill and of course the write-up of the inventory.

Michael Stoehr - VOXX International Corp - SVP and CFO

It -- real integration (multiple speakers).

Mike Malouf - Craig-Hallum Capital Group - Analyst

I'm talking about besides that.

Michael Stoehr - VOXX International Corp - SVP and CFO

We -- really, the only thing that you would have is we don't really have a lot of integration costs with them. They are standing up by themselves. It's just some of the accounting issues that we have to do to get them up on US GAAP, so it's not material.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay. Thank you.

Operator

Scott Tilghman, Caris & Company.

Scott Tilghman - Caris & Company - Analyst

A few housekeeping items. One, Mike, I'm not sure if you called it out, but what's your CapEx budget for this year?

Michael Stoehr - VOXX International Corp - SVP and CFO

This year, the CapEx budget is $10 million.

Scott Tilghman - Caris & Company - Analyst

Okay. And then second, --

Michael Stoehr - VOXX International Corp - SVP and CFO

That [does] now includes Hirschmann.

Scott Tilghman - Caris & Company - Analyst

Right.

Michael Stoehr - VOXX International Corp - SVP and CFO

That's the whole company.

Scott Tilghman - Caris & Company - Analyst

The fourth quarter share count?

Michael Stoehr - VOXX International Corp - SVP and CFO

23.2 million.

Scott Tilghman - Caris & Company - Analyst

Okay. Then sort of a strategic question, you talked about the hedging prior to the Hirschmann acquisition closing, what's your thinking around cash management with respect to the euro for the coming year?

Michael Stoehr - VOXX International Corp - SVP and CFO

At this point, we're actually talking to our banks about hedging cash flow in. They're all really denominated euros except for Audiovox Germany, which buys goods in US dollars. We are actively hedging that program on a full 133 hedge if you look at the financials. So that's coming -- we are right now I think we are hedged at 132 for about $6 million.

Scott Tilghman - Caris & Company - Analyst

Okay. So more to come in there it sounds like. Yes. We are -- what's happening now with Hirschmann is we are actually for the first time we'll be taking dividends up from an operation, so we're looking in how to [tally] these cash payments.

Michael Stoehr - VOXX International Corp - SVP and CFO

Okay. Looking at the potential for growth in China over the next couple years, and then going back and looking at the geographic revenue mix as the outline in the K., will we see that flow through Germany or will you actually be able to break out to China?

Pat Lavelle - VOXX International Corp - President & CEO

No. At this particular point you would see it flow through Germany for Hirschmann. We do have [AV pack] sales for Klipsch. And we have plans within our other groups to expand into China as well. But primarily, it would be difficult for us to break out sales for Hirschmann in China, because we are selling to the German car makers.

Scott Tilghman - Caris & Company - Analyst

Right. That's what I suspected but wanted to verify. Last thing I wanted to touch on really, for you, Mike, you outlined sort of the seven impacts to EBITDA. Trying to get my hands around maybe what is different versus the $65 million to $70 million guidance you gave before. It sounds like most of it was timing related to Hirschmann and at the core, perhaps EBITDA is roughly unchanged from a guidance standpoint.

Michael Stoehr - VOXX International Corp - SVP and CFO

The portion is related to the Hirschmann. And some of the -- really the $1 million is something that we hadn't counted on for the inventory charge.

Scott Tilghman - Caris & Company - Analyst

What about the timing like on the hedge and the expectation on the euro? I would assume both of those --

Michael Stoehr - VOXX International Corp - SVP and CFO

Yes. That is -- foreign exchange, it's sort of -- if you take a look at what Pat said and what we're trying to be realistic about, we're very concerned about the macro view in Europe as a foreign exchange issue, which really is impacting our -- is flowing over just to the financial statements and just the translation costs, one year versus this. So, if you take the $13.3 million and back it off, you got -- you are at $63.5 million, so we said $65 million.

Scott Tilghman - Caris & Company - Analyst

Okay. And then last thing, I know this was sort of touched upon before. But again, looking at the progression of revenue through the year, were there (technical difficulty) on the quarters or should we look for growth to be fairly well straight line during the calendar year?

Pat Lavelle - VOXX International Corp - President & CEO

Well, we always have some good upside potential for Christmas, but generally with the addition of the new operation, you'll see some increased sales there as we go through each quarter. But it would be really no different, other than Hirschmann, than what you've seen in the past.

Scott Tilghman - Caris & Company - Analyst

Great. Thank you.

Operator

(Operator Instructions)

Matt Spratford, Sidoti & Company.

Matt Spratford - Sidoti & Company - Analyst

I just had a quick follow-up on one of Mike's questions on Hirschmann. I was just wondering about the kinds of opportunities to realize some synergies with your RCA antenna business in out of the states?

Pat Lavelle - VOXX International Corp - President & CEO

We are looking at that, as you know. Hirschmann maintains a low-cost manufacturing facility for antennas in Hungary. We, in the United States, in our reception products for HDTV, TV antennas for the home, we have the number one market share and we sell a lot of antennas. We are looking at, and that's one of the things that we're doing with the German group that's here today, we are looking at all opportunities. That would be one of them. If there was any possibility for them to manufacture some of those antennas for us, and we can get some vertical profits going. So we will be looking at that as we move through the year.

Matt Spratford - Sidoti & Company - Analyst

Helpful. Thanks, Pat. One more for you. Quickly, I'm just wondering if maybe you could give us your overall take on what you thought would be the most significant growth opportunity for Klipsch in the next 12 to 18 months, say?

Pat Lavelle - VOXX International Corp - President & CEO

Well, they introduced the Apple airplay system at the end of the year. They introduced the new mode noise canceling headphone, and they introduced their new sound bar. All three of them could give them strong, new sales because they will have sales for 12 months of these products as opposed to maybe 3 that they had last year.

So we're looking for those new products to really get a strong foothold at retail. They are placed well. They are doing well. We've received very, very good reports. The rating agencies and the magazines, so we expect those products to be -- to lead some of the growth for next year.

Matt Spratford - Sidoti & Company - Analyst

That makes sense. And then just one more for Mike and then I will leave you guys be. Mike, I was just curious about the inventory levels at the end of this last reported fiscal year. Is that a little bit lower than you'd like to see them longer term? Or do you think that's sustainable?

Michael Stoehr - VOXX International Corp - SVP and CFO

We're right in line. Our buying is and Pat kind of alluded to it by talking about the seasonality, we're swinging right into the low points. Actually, this is May, so we will start to build a little bit. But yes, I'm fine with it. We look at the inventories every month throughout the whole Corporation worldwide. And we're comfortable at our inventory levels. In fact as being the CFO, I think we can take a few more bucks out of it.

Matt Spratford - Sidoti & Company - Analyst

Good to know. Thanks, guys.

John Shalam - VOXX International Corp - Chairman

Matt, this is John Shalam. I'd just like to make one comment. We talked a lot about the impact of the euro valuation and what result that could have on our overall revenues from Germany. But as a positive side to that as well, and as the euro drops, it makes German exports and the manufacturers of Daimler, of Mercedes-Benz, BMW, Volkswagen, more competitive in world markets, and it should help to assure that Hirschmann will be able to not only meet their projections for sales and revenue, but increase as well. And you may have noted this morning that although many European economies are slowing down, German GDP was up 0.5% in the first quarter of this year. It's a very positive indication for our Hirschmann business.

Matt Spratford - Sidoti & Company - Analyst

Appreciate it. Thanks, John.

Operator

And we have no further questions at this time. I would now like to turn the call back over to the speakers for any closing remarks.

Pat Lavelle - VOXX International Corp - President & CEO

Okay. Ladies and gentlemen, if there are no more questions, I'd like to thank you for your interest in VOXX International. I look forward to speaking to you again in the near future, and I wish you all a good day. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you so much for your participation. You may now disconnect. Have a great day.

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